Exhibit 4.35

REVOLVING FACILITY AGREEMENT
Among
DRYSHIPS INC.,
 as Borrower
and
SIERRA INVESTMENTS INC.,
 as Lender
Dated as of 23rd May 2017

REVOLVING FACILITY AGREEMENT
THIS REVOLVING FACILITY AGREEMENT (this "Agreement"), dated as of 23rd May 2017 (the "Effective Date"), is made by and among DRYSHIPS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Borrower") and SIERRA INVESTMENTS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Lender").
W I T N E S S E T H:
WHEREAS, the Lender is willing to make available to the Borrower a facility not exceeding the Commitment as defined below in order to provide the Borrower with working capital for its general working purposes.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower and the Lender hereby agree as follows:
1.	DEFINITIONS
Capitalized terms used herein but not otherwise defined herein shall have the meanings specified in this Section 1.
"Agreement" has the meaning specified in the preamble hereof.
"Borrower" has the meaning specified in the preamble hereof.
"Business Day" means any day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Malta and New York.
"Change of Control" means the occurrence of any of the following:
(a)          the sale, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower, in either case, to any "person", other than to a Permitted Holder;
(b)          the Borrower is liquidated or dissolved or adopts a plan relating to the liquidation or dissolution of the Borrower; or
(c)          the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any "person", other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of the Borrower, measured by voting power rather than number of shares.

"Commitment" means, on any date, Two Hundred Million Dollars (US$200,000,000).
"Commitment Termination Date" has the meaning specified in Section 2.01 hereof.
"Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
"Effective Date" has the meaning specified in the preamble hereof.
"Equity Interests" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
"Event of Default" has the meaning specified in Section 9 hereof.
"Facility Documents" means this Agreement and the Note.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (t) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all synthetic lease obligations of such Person, (j) net obligations of such Person under any hedging agreements, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (I) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers' acceptances.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
"Lender" has the meaning specified in the preamble hereof.
"LIBOR Rate" means, in relation to any Loan, (a) the applicable Screen Rate, (b) if no Screen Rate is available for the Interest Period of such Loan, the applicable Interpolated Screen Rate; or (c) if no Screen Rate is available for the currency or the Interest Period of such Loan and it is not possible to calculate an Interpolated Screen Rate for such Loan, then the Reference Bank Rate, each as of 11:00 a.m., London time, on the Quotation Day for dollars for such Loan and for a period equal in length to the Interest Period of such Loan and, if any such rate is below zero, LIBOR Rate shall be deemed to be zero; provided that notwithstanding the foregoing, for purposes of this Agreement, the LIBOR Rate for any Loan shall not ever be less than one percent (1.00%).
"Lien" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
"Loans" has the meaning specified in Section 2.01 hereof.
"Interpolated Screen Rate" means, in relation to LIBOR Rate for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of such Loan; and
(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of such Loan, each as of 11:00 a.m., London time, on the Quotation Day for the currency of such Loan.
"Interest Period" means, as to any Loan, the period beginning on (and including) the date on which such Loan is made or continued and shall end on (but exclude) the day which numerically corresponds to such date six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); provided that:
(a) Loans shall have one Interest Period only at any time;
(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and
(c)          no Interest Period for any Loan may end later than the Maturity Date.
"Material Adverse Effect" means (a) a material adverse effect on the operations, business, properties or financial condition of the Borrower, (b) a material impairment of the rights and remedies of the Lender under any Facility Document, or of the ability of the Borrower to perform its obligations under any Facility Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Facility Document to which it is a party.
"Maturity Date" has the meaning specified in Section 3.01 hereof.
"Note" has the meaning specified in Section 2.03 hereof.

"Obligations" means, collectively, (a) all Indebtedness, debts, liabilities, indemnities, covenants, and other obligations of the Borrower (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) under or in connection with (i) this Agreement and any Loans hereunder, (ii) any Note or other evidence of Indebtedness of the Borrower now or hereafter issued in connection with this Agreement or (iii) the other Facility Documents, in each case with respect to this clause (a) whether now existing or hereafter arising, due or to become due, direct or indirect, matured or unmatured, liquidated or unliquidated, absolute or contingent, and howsoever evidenced, held or acquired, of any kind or nature, each as may be amended, restated, supplemented or otherwise modified from time to time, and (b) all reasonable out-of-pocket expenses and charges, legal and otherwise, incurred by the Lender in collecting or enforcing any of such amounts set forth in clause (a).
"Permitted Holder" means Mr. George Economou, Mr. Anthony Kandylidis, or any spouse or member of their respective immediate families, any of his or their Affiliates, or any Person that is controlled, directly or indirectly, by any such Permitted Holder.
"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.
"Quotation Day" means, in relation to any Interest Period for which an interest rate is to be determined, the first day of that period.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
"Reference Banks" means any bank or financial institutions as may be appointed by the Lender in consultation with the Borrower.
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant Interest Period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service that publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Semi-Annual Payment Date" means the last day of June and December, or, if any such day is not a Business Day, the next succeeding Business Day.

"Subsidiary" means, with respect to any specified Person, (i) any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
"Vessel" shall mean one or more shipping or drilling vessels or drilling rigs, whose primary purpose is the maritime transportation of cargo or the exploration and production drilling for crude oil or hydrocarbons, or which are otherwise engaged, used or useful in the Borrower's business, in each case together with all related spares, equipment and any additions or improvements.
2.	COMMITMENT AND LOANS; BORROWING PROCEDURES; NOTES
Section 2.01  Commitment.  Subject to the terms of this Agreement and from time to time on any Business Day occurring from and after the Effective Date until one month prior to the Maturity Date (the "Commitment Termination Date"), the Lender agrees that it will make loans ("Loans") to the Borrower on such Business Day in such amount as requested by the Borrower that shall not exceed the then available amount of the Commitment.  The Lender shall not be permitted or required to make any Loan if, after giving effect thereto, the aggregate principal amount of all outstanding Loans would exceed the amount of the Commitment.  On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans up to the then available amount of the Commitment.
Section 2.02  Method of Advances.  The Borrower shall request each Loan by delivering to the Lender a written borrowing request by 10:00 a.m., London time, not less than one (1) Business Day prior to the requested Business Day of disbursement, or such other period as may be agreed between the Borrower and the Lender, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 or, if less, in the then available amount of the Commitment (or in any other amount as may be agreed between the Borrower and the Lender from time to time).  Such borrowing request shall specify an Interest Period applicable to such Loan.  On or before 11:00 a.m. on the date of each disbursement, and so long as such borrowing request complies with the requirements under this Agreement (including, but not limited to, the aggregate principal borrowing limit set forth in Section 2.01), the Lender shall make available the amount of the Loan by depositing by wire transfer the same in immediately available funds by in the bank account of the Borrower or such other account, as specified in such borrowing request.
Section 2.03  Notes.  The Borrower agrees that, upon the request by the Lender, the Borrower will execute and deliver to the Lender a promissory note in the form attached hereto as Exhibit A (the "Note") evidencing the Loans made by, and payable to, the Lender in a maximum principal amount equal to the Commitment.  The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to the Note (or on any continuation of such grid), which notations, if made, shall evidence, among others, the date of, the outstanding principal amount of, and the interest rate and applicable Interest Period of each Loan.  Such notations shall be conclusive and binding on the Borrower absent manifest error; provided that the failure of the Lender to make any such notations shall not limit or otherwise affect any obligations of the Borrower.
3.	MATURITY, PAYMENT AND PREPAYMENT; FEES
Section 3.01  Maturity.  The Borrower shall repay the aggregate principal amount of all outstanding Loans, together with interest as calculated in accordance with Section 4.01, to the Lender on 31't December 2021 (the "Maturity Date").  With 7 days' prior written notice to the Lender, the Borrower shall have the option to extend the Maturity Date until 31s` December 2022 .
Section 3.02  Optional Prepayment.  The Borrower may, at its option, at any time prepay in whole or in part any Loan without any premium or penalty, together with interest as calculated in accordance with Section 4.01, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, or in any other amount as may be agreed between the Borrower and the Lender from time to time.
Section 3.03  Mandatory Prepayment.
(a)          Upon the occurrence of a Change of Control, the Borrower shall, substantially simultaneously with such occurrence (and in any event not later than the first Business Day next following), pay all Loans and other amounts outstanding hereunder (the "Prepaid Amount") in full, plus 20% of such Prepaid Amount.
Section 3.04  Arrangement Fee.  The Borrower shall pay to the Lender on the Effective Date an arrangement fee of 1.0% of the initial Commitment in effect on the Effective Date.
Section 3.05  Commitment Fee.  The Borrower agrees to pay to the Lender, for the period commencing on the Effective Date and continuing through the Commitment Termination Date, a commitment fee in an amount equal to 1.00% per annum on the sum of the average daily unused portion of the Commitment.  All commitment fees payable pursuant to this Section 3.05 shall be calculated on a year comprised of 360 days and payable by the Borrower in arrears on the Effective Date and thereafter on each Semi-Annual Payment Date, commencing with the first Semi-Annual Payment Date following the Effective Date, and on the Commitment Termination Date.
Section 3.06  Termination Fees.  In the event the Borrower refinances and terminates (the "Termination") the facility under this Agreement by entering into a new agreement with a different lender and applying the proceeds thereof to pay off all Loans and other amounts outstanding hereunder (the "Paid-off Amount") in full, in addition to the Paid-off Amount, the Borrower shall pay to the Lender (i) 5% of the Paid-off Amount if the Termination occurs during the first year after the Effective Date, (ii) 3% of the Paid-off Amount if the Termination occurs during the second year after the Effective Date and (iii) 1% of the Paid-off Amount if the Termination occurs during the third year after the Effective Date (collectively, the "Termination Fees").
Section 3.07  Payment.  Except to the extent otherwise agreed between the Borrower and the Lender, all payments of principal of, and interest on, the Loans to be made by the Borrower under this Agreement shall be made in United States Dollars, in immediately available funds, without set-off or counterclaim, to the Lender.
4.	INTEREST
Section 4.01  Interest Rate.  The unpaid principal of each Loan shall bear interest, during each Interest Period applicable thereto, equal to the sum of the LIBOR Rate for such Interest Period plus six and a half percent (6.50%) per annum until the date upon which all amounts owing under such Loan have been repaid in full.  All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days and be payable in arrears on each Semi-annual Payment Date.  Payments due on other than a Business Day shall (except as otherwise required by clause (b) of the definition of "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.
Section 4.02  Default Rate.  On and after the date any Event of Default has occurred and for so long as such Event of Default is continuing, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on all outstanding Loans at a rate per annum equal to the rate of interest that otherwise would be applicable to such Loan plus 2% per annum.
5.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.
Section 5.01  Effective Date.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent:
(a)          The Lender shall have received executed counterparts of this Agreement, duly executed and delivered by an authorized officer of the Borrower.

(b)          The Lender shall have received any fees, costs and expenses due from the Borrower pursuant to Section 3.04 and 10 hereof.
Section 5.02  All Loans.  The obligation of the Lender to make any Loan shall be subject to the satisfaction of each of the following conditions precedent:
(a)          Both before and after giving effect to any Loan, (i) the representations and warranties set forth in each Facility Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct in all respects, and (ii) no Default shall have then occurred and be continuing.
(b)          The Lender shall have received a borrowing request in accordance with Section 2.02, executed and delivered by an authorized officer or attorney-in-fact of the Borrower.  Each of the delivery of a borrowing request and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the statements made in Section 6 hereof are true and correct.
6.	REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that, as of the Effective Date and as of the date of each disbursement:
Section 6.01  Existence and Power.  It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power, authority and legal right to execute, deliver and perform this Agreement and each of the Facility Documents to which it is a party.
Section 6.02  Authority.  The execution and delivery by it of this Agreement and each of the other Facility Documents to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder (a) have been duly authorized by all necessary corporate action on its part; (b) do not violate any provision of its organizational documents or any laws of the Marshall Islands or any other applicable jurisdiction, or any governmental rule, regulation or order thereunder, or of any indenture, agreement or other instrument, license, judgment or order applicable to it or by which its properties are bound; and (c) do not breach, create a default under (with or without any passage of time or giving of notice or both) or result in the creation or imposition of any Lien upon any of its revenues, assets or properties under, any agreement, contract or instrument by which any of its revenues, assets or properties may be bound or affected.
Section 6.03  Governmental Approvals.  No authorization, consent, approval, order, license or permit from, or filing registration or qualification with, any governmental agency is required to authorize or permit the execution, deliver and performance by it of the Facility Documents.
Section 6.04  Binding Obligations.  Each Facility Document constitutes the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms, enforceable against the Borrower in accordance with its terms.
Section 6.05  Trade names and Place of Business.  (a) The Borrower has no trade names, fictitious names, assumed names or "doing business as" names or other names under which it has done or is doing business and (ii) the registered office of the Borrower is the address set forth on the signature pages hereto or such other address of which the Borrower has notified the Lender.
7.	COVENANTS OF THE BORROWER
Section 7.01  Use of Proceeds.  The Borrower will apply the proceeds of each Loan for the purposes referred in the Recitals of this Agreement.
Section 7.02  Notices.  As soon as possible and in any event within three (3) Business Days after the Borrower obtains knowledge thereof, the Borrower will notify the Lender of:
(a)          the occurrence of a Default or an Event of Default, along with a detailed description thereof and the action that the Borrower has taken and proposes to take with respect thereto; and
(b)          the occurrence of any default or event of default under any agreement or other contractual obligation to which the Borrower is a party, which could reasonably be expected to have a material adverse effect on the rights and remedies of the Lender under any Facility Document or the ability of the Borrower to perform its obligations under any Facility Document.
Section 7.03  Maintenance of Existence; Compliance with Contracts, Laws, etc.  The Borrower will preserve and maintain its legal existence, perform in all material respects their obligations under material agreements to which the Borrower is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all taxes, imposed upon the Borrower or upon its property except to the extent being diligently contested in good faith by appropriate proceedings.
Section 7.04  Maintenance of Properties.  The Borrower will maintain, preserve, protect and keep its respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower may be properly conducted at all times, unless the Borrower determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of the Borrower or any of its Subsidiaries.
8.	WITHHOLDING; GROSS-UP
Section 8.01 Withholding.  If any withholding or deduction from any payment to be made by the Borrower under this Agreement is required in respect of any taxes pursuant to any applicable law, rule or regulation, the Borrower will: (a) pay to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and (c) make such payment to the Lender net of any such withholding deduction.
Section 8.02 Gross-Up.  If the Borrower makes a payment under Section 8.01, and the Lender is subsequently unable to obtain a credit or a refund in the full amount of such withholding or deduction, the Lender will so notify the Borrower.  In that case, the Borrower must pay to the Lender, on demand, such additional amount as is necessary to ensure that the net amount received by the Lender with respect of such payment is equal to the full amount the Lender would have received had no such withholding or deduction been required.  If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under any this Agreement, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  No additional amounts shall be payable under this Section 8.02 with respect to (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), (b) any taxes imposed on the Lender by reason of its failure to deliver documentation to the Borrower pursuant to the immediately preceding sentence or (c) any U.S. federal withholding taxes imposed under Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended.
9.	EVENTS OF DEFAULT
Each of the following events or occurrences described in this Section 9 shall constitute an "Event of Default":
(a)          Non-payment.  Failure of the Borrower to pay when due any principal, interest or fee amount payable under this Agreement or the Note at the place at and in the currency in which it is expressed to be payable, unless such failure is cured within three (3) Business Days of its due date.
(b)          Cross-Acceleration.  The occurrence of any event or condition that results in any indebtedness of the Borrower in excess of $10,000,000 under any agreement of the Borrower becoming due prior to its scheduled maturity or requires the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity.

(c)          Bankruptcy, Insolvency, etc.  The Borrower shall:
(i)          become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
(ii)          apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
(iii)          in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Facility Documents;
(iv)          permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Facility Documents; or
(v)          take any action authorizing, or in furtherance of, any of the foregoing.
(d)          Others.  Failure by the Borrower to duly perform or observe any agreement contained in any Facility Document unless such failure is cured after 30 days after the earlier to occur of notice thereof given to the Borrower by the Lender or the date on which the Borrower has knowledge of such default.
Upon the occurrence and continuation of any Event of Default, the Lender may by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower:
(x)          declare the Lender's obligation to make Loans terminated, whereupon such obligation shall forthwith terminate immediately; and
(y)          declare the principal of, and any accrued interest in respect of, the Loans and all obligations and damages owing by the Borrower to the Lender under this Agreement to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

Provided that if any Event of Default described in clause (c) of Section 9 with respect to the Borrower shall occur, the Commitment (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other obligations under this Agreement shall automatically be and become immediately due and payable, without notice or demand to any Person.
10.	PAYMENT OF COSTS AND EXPENSES
Until all of the obligations of the Borrower are satisfied in full, the Borrower agrees to pay on demand all expenses of the Lender in connection with:
(a)          the negotiation, preparation, execution and delivery of each Facility Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Facility Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;
(b)          the filing, registration or recording of any Facility Document and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Facility Document;
(c)          the preparation and review of the form of any document or instrument relevant to any Facility Document; and
(d)          any fees and expenses that the Lender incurs on the Effective Date and will incur thereafter with respect to any Facility Document.
The Borrower further agrees to pay, and to hold the Lender harmless from all liability for, any stamp or other taxes that may be payable in connection with the execution or delivery of each Facility Document, the Loans or the issuance of the Note.  The Borrower also agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses of counsel to the Lender) incurred by the Lender in connection with (x) the negotiation of any restructuring or "work-out" with the Borrower, whether or not consummated, of any obligations under the Facility Documents and (y) the enforcement of any obligations under the Facility Documents
11.	OTHER ACTIONS
Each of the parties hereby undertakes to the other that it will do all such acts and things and execute all such instruments and documents as may be necessary to carry into effect or to give legal effect to the provisions of this Agreement and the other Facility Documents.

12.	NOTICES
All notices under this Agreement shall be in writing and shall be deemed effective when delivered via courier, or transmitted by any standard form of telecommunication to the applicable address or facsimile number set forth below (or such other addresses as one party identifies to the other in writing):
If to the Lender:
Sierra Investments Inc.
do MARE SERVICES LIMITED
5/1 Merchants Stree, Valletta VLT
1171, Malta
Attn: Mare Services Limited
Tel: (+356) 21 222 097
Fax: (+356) 21 249 950
E-mail: info@cefaiadvocater.com
If to the Borrower:
DryShips Inc.
Athens licenced shipping office
109 Kifissias Avenue and Sina Street
151 24, Marousi
Athens, Greece
Attention: Dimitris Dreliozis
Facsimile. (+30) 216 2006 241
Email: finance@dryships.com
13.	PARTIAL INVALIDITY AND WAIVER
The illegality, or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.
14.	ASSIGNMENT
Neither party is permitted to transfer any of its rights, benefits and obligations hereunder without the prior written consent of the other party except that the Lender may assign this Agreement, or any portion of this Agreement to Lender's lender or other financing party in connection with a credit facility of Lender.
15.	AMENDMENTS; NO WAIVER
(a)          Except as otherwise provided in this Agreement, the terms and conditions of this Agreement may only be changed, modified or altered by a written agreement signed by each of the parties to this Agreement.

(b)          No delay, failure or discontinuance of the Lender in exercising any right, power or remedy under any of the Facility Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by the Lender of any breach of or default under any of the Facility Documents must be in writing and shall be effective only to the extent set forth in such writing.
16.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
17.	GOVERNING LAW
This Agreement and the Notes shall be governed by and construed in accordance with the laws of England State
18.	SUBMISSION TO JURISDICTION
Any disputes which may arise out of or in connection with this Agreement shall be referred to arbitration in London, United Kingdom in accordance with the rules of London Maritime Arbitrators Association (LMAA).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date first set forth above.

DRYSHIPS INC., as Borrower

By:	/s/ Dimitris Dreliozis
	Name:	Dimitris Dreliozis
	Title:	Vice President of Finance

SIERRA INVESTMENTS INC., as Lender

By:	/s/ Savas Tournis
	Name:	Savas Tournis
	Title:	Attorney in Fact

EXIIIBIT A
FORM OF PROMISSORY NOTE
$200,000,000	Dated:________, 201_

FOR VALUE RECEIVED, the undersigned, DryShips Inc., a Marshall Islands corporation (the "Borrower") HEREBY PROMISES TO PAY to Sierra Investments Inc., a Marshall Islands corporation, and its registered assigns (the "Lender"), the principal sum of TWO HUNDRED MILLION U.S. DOLLARS ($200,000,000) or, if less, the principal amount that is outstanding on the Maturity Date; provided, however, that such payment shall be in the amount necessary to repay in full the unpaid principal amount hereof together with interest on the principal amount hereof from time to time outstanding from the date hereof until such principal amount is paid in full.  Both principal and interest are payable to the Lender in U.S. Dollars.
This Promissory Note is one of the Notes issued pursuant to the Revolving Facility Agreement, dated      May 2017 among the Borrower and the Lender (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement") and is subject to and entitled to the benefits of the Facility Agreement.  Capitalized terms that are not defined in this Promissory Note have the meanings given to them in the Agreement.
The principal amount of indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Facility Agreement, the terms of which are incorporated herein by reference.  Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Agreement.
During the continuance of any one or more Events of Default as specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement.
Upon the failure of the Borrower to pay the Lender when due and payable any and all amounts payable by the Borrower to the Lender under the provisions of this Promissory Note, the entire unpaid amount of this Promissory Note then outstanding shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, and without any action on the part of the Lender.  If this Promissory Note is referred to an attorney for collection or enforcement, the Borrower shall pay all costs and expenses of collection or enforcement, including attorneys' fees.
Any disputes which may arise out of or in connection with this Agreement shall be referred to arbitration in London, United Kingdom in accordance with the rules of London Maritime Arbitrators Association (LMAA).  By execution and delivery of this Promissory Note, the Borrower consents, for itself and in respect of its property, to the jurisdiction referred above.

The Borrower irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Promissory Note or other document related thereto.
No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND.
DRYSHIPS INC.

By:
Name:
Its:

Date	Principal Amount of Loans	Interest Period and Interest Rate with Respect Thereto	Principal Amount of Loans Repaid	Unpaid Principal Amount of Loans	Notation Made By